EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-100453) of Quotemedia, Inc. of our report dated April 11, 2018, relating to the consolidated financial statements of Quotemedia, Inc., which report appears in the Form 10-K of Quotemedia, Inc. for the year ended December 31, 2017.

/s/ Moss Adams LLP

Denver, Colorado

April 11, 2018